EXHIBIT 99.4

FRONTIER OIL CORPORATION

Is Offering to Exchange
All Registered 6.625% Senior Notes due October 1, 2011
for
All Outstanding 6.625% Senior Notes due October 1, 2011

To:	Brokers, Dealers, Commercial Banks,

Trust Companies and Other Nominees:

      Frontier Oil Corporation, a corporation organized under the laws of Wyoming (“Frontier”), is offering, subject to the terms and conditions set forth in its prospectus, dated                     , 2004 (the “Prospectus”), relating to the offer (the “Exchange Offer”) of Frontier to exchange an aggregate principal amount of up to $150,000,000 of its 6.625% Senior Notes due October 1, 2011 (the “Exchange Notes”), the issuance of which has been registered under the Securities Act of 1933, as amended (the “Securities Act”), for a like principal amount of its outstanding unregistered 6.625% Senior Notes due October 1, 2011 (the “Outstanding Notes”). The Outstanding Notes were issued on October 1, 2004 in offerings under Rule 144A and Regulation S of the Securities Act that were not registered under the Securities Act. The Exchange Offer is being extended to all holders of the Outstanding Notes in order to satisfy certain obligations of Frontier contained in the Registration Rights Agreement, dated as of October 1, 2004, by and among Frontier, the guarantors parties thereto, and Bear, Stearns & Co. Inc., BNP Paribas Securities Corp. and TD Securities (USA) Inc. The Exchange Notes are substantially identical to the Outstanding Notes, except that the transfer restrictions and registration rights applicable to the Outstanding Notes do not apply to the Exchange Notes.

      Please contact your clients for whom you hold Outstanding Notes regarding the Exchange Offer. For your information and for forwarding to your clients for whom you hold Outstanding Notes registered in your name or in the name of your nominee, or who hold Outstanding Notes registered in their own names, we are enclosing the following documents:

1. A Prospectus dated , 2004;

2. A Letter of Transmittal for your use and for the information of your clients;

3. A Notice of Guaranteed Delivery to be used to accept the Exchange Offer if: (a) the certificates for the Outstanding Notes are not immediately available, (b) time will not permit the certificates for the Outstanding Notes or other required documents to reach Wells Fargo Bank, N.A., the exchange agent (the “Exchange Agent”), before the expiration of the Exchange Offer or (c) the procedure for book-entry transfer cannot be completed prior to the expiration of the Exchange Offer;

4. A form of letter which may be sent to your clients for whose accounts you hold Outstanding Notes registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Exchange Offer; and

5. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

      Your prompt action is requested. The Exchange Offer will expire at 5:00 P.M., New York City time on                     , 2004, unless the Exchange Offer is extended (as it may be extended, the “Expiration Date”). Outstanding Notes tendered pursuant to the Exchange Offer may be withdrawn at any time before the Expiration Date.

      Unless a holder of Outstanding Notes complies with the procedures described in the Prospectus under the caption “The Exchange Offer — Guaranteed Delivery Procedures,” the holder must do one of the following on or prior to the Expiration Date to participate in the Exchange Offer:

•	tender the Outstanding Notes by sending the certificates for the Outstanding Notes, in proper form for transfer, a properly completed and duly executed Letter of Transmittal, with any required signature guarantees, and all other documents required by the Letter of Transmittal, to the Exchange Agent at the address listed in the Prospectus under the caption “The Exchange Offer — Exchange Agent”; or

•	tender the Outstanding Notes by using the book-entry procedures described in the Prospectus under the caption “The Exchange Offer — Book-Entry Transfer” and transmitting a properly completed and duly executed Letter of Transmittal, with any required signature guarantees, or an Agent’s Message (described below) instead of the Letter of Transmittal, to the Exchange Agent.

      In order for a book-entry transfer to constitute a valid tender of Outstanding Notes in the Exchange Offer, the Exchange Agent must receive a confirmation of book-entry transfer (a “Book-Entry Confirmation”) of the Outstanding Notes into the Exchange Agent’s account at The Depository Trust Company in accordance with The Depository Trust Company’s Automated Tender Offer Program prior to the Expiration Date. The term “Agent’s Message” means a message, transmitted by The Depository Trust Company and received by the Exchange Agent and forming a part of the Book-Entry Confirmation, which states that The Depository Trust Company has received an express acknowledgment from the tendering holder of Outstanding Notes that the holder has received and has agreed to be bound by the Letter of Transmittal.

      If a registered holder of Outstanding Notes wishes to tender the Outstanding Notes in the Exchange Offer, but (a) the certificates for the Outstanding Notes are not immediately available, (b) time will not permit the certificates for the Outstanding Notes or other required documents to reach the Exchange Agent before the expiration of the Exchange Offer or (c) the procedure for book-entry transfer cannot be completed before the Expiration Date, a tender of Outstanding Notes may be effected by following the Guaranteed Delivery Procedures described in the Prospectus under the caption “The Exchange Offer — Guaranteed Delivery Procedures.”

      Frontier will, upon request, reimburse brokers, dealers, commercial banks, trust companies and other nominees for reasonable and necessary costs and expenses incurred by them in forwarding the Prospectus and the related documents to the beneficial owners of Outstanding Notes held by them as nominee or in a fiduciary capacity. Frontier will pay or cause to be paid all stock transfer taxes applicable to the exchange of Outstanding Notes in the Exchange Offer, except as set forth in Instruction 13 of the Letter of Transmittal.

      Any inquiries you may have with respect to the Exchange Offer should be directed to Wells Fargo Bank, N.A., the Exchange Agent for the Exchange Offer, at its address and telephone number set forth on the front of the Letter of Transmittal. Any requests for additional copies of the enclosed materials should be directed to Frontier Oil Corporation at the following address and telephone number:

Frontier Oil Corporation

Attention: Doug Aron
10000 Memorial Drive, Suite 600
Houston, Texas 77024
Telephone: (713) 688-9600

Very truly yours,

FRONTIER OIL CORPORATION

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF FRONTIER OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF EITHER OF THEM IN CONNECTION WITH THE EXCHANGE OFFER, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS OR THE LETTER OF TRANSMITTAL.

Enclosures

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